Exhibit 99.1
Intel Corporation 2200 Mission College Blvd. Santa Clara, CA 95054-1549

CONTACTS:	Amy Kircos	Kevin Sellers
	Media Relations	Investor Relations
	480-552-8803	480-363-2642
	amy.kircos@intel.com	kevin.k.sellers@intel.com

Intel Declares Quarterly Cash Dividend,

Authorizes Additional $10 Billion for Share Repurchases

SANTA CLARA, Calif., Jan. 24, 2011 – Intel Corporation today announced that its board of directors has declared an 18.12 cents per share quarterly dividend (72.48 cents per share on an annual basis), reflecting the previously announced 15 percent increase from the fourth quarter of 2010. The dividend will be payable on March 1, 2011 to stockholders of record on Feb. 7, 2011. The Intel board is also increasing the authorization limit for share repurchases by an additional $10 billion, which increases the overall outstanding buyback authorization to $14.2 billion.

“In 2010, Intel achieved its best and most profitable year ever,” said Paul Otellini, Intel president and CEO. “Today’s announcement signals confidence in our fundamental business strategies both today and looking forward, allowing us to return more cash to shareholders.”

Intel began paying a cash dividend in 1992 and has paid out approximately $21 billion to its shareholders in dividends. Intel cash dividends paid during 2010 totaled approximately $3.5 billion.

Since the company’s stock buyback program began in 1990, Intel has repurchased approximately 3.4 billion shares at a cost of approximately $70 billion. Taken together since their inception, Intel’s dividends and stock buyback program have returned approximately $91 billion to shareholders.

Intel (NASDAQ: INTC) is a world leader in computing innovation. The company designs and builds the essential technologies that serve as the foundation for the world’s computing devices. Additional information about Intel is available at www.intel.com/pressroom and blogs.intel.com.

Risk Factors

The above statements and any others in this document that refer to plans and expectations for the first quarter, the year and the future are forward-looking statements that involve a number of risks and uncertainties. Many factors could affect Intel’s actual results, and variances from Intel’s current expectations regarding such factors could cause actual results to differ materially from those expressed in these forward-looking statements. Intel presently considers the following to be the important factors that could cause actual results to differ materially from the corporation’s expectations.

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Dividend declarations, the dividend rate and the stock buyback are at the discretion of Intel's board of directors, and plans for future dividends and stock buybacks may be revised by the board. Intel's dividend and stock buyback programs could be affected by changes in Intel's operating results, its capital spending programs, changes in its cash flows and changes in the tax laws, as well as by the level and timing of acquisition and investment activity.

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Demand could be different from Intel's expectations due to factors including changes in business and economic conditions; customer acceptance of Intel’s and competitors’ products; changes in customer order patterns including order cancellations; and changes in the level of inventory at customers.

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Intel operates in intensely competitive industries that are characterized by a high percentage of costs that are fixed or difficult to reduce in the short term and product demand that is highly variable and difficult to forecast. Revenue and the gross margin percentage are affected by the timing of Intel product introductions and the demand for and market acceptance of Intel's products; actions taken by Intel's competitors, including product offerings and introductions, marketing programs and pricing pressures and Intel’s response to such actions; and Intel’s ability to respond quickly to technological developments and to incorporate new features into its products.

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The gross margin percentage could vary significantly from expectations based on capacity utilization; variations in inventory valuation, including variations related to the timing of qualifying products for sale; changes in revenue levels; product mix and pricing; the timing and execution of the manufacturing ramp and associated costs; start-up costs; excess or obsolete inventory; changes in unit costs; defects or disruptions in the supply of materials or resources; product manufacturing quality/yields; and impairments of long-lived assets, including manufacturing, assembly/test and intangible assets.

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Expenses, particularly certain marketing and compensation expenses, as well as restructuring and asset impairment charges, vary depending on the level of demand for Intel's products and the level of revenue and profits.

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The tax rate expectation is based on current tax law and current expected income. The tax rate may be affected by the jurisdictions in which profits are determined to be earned and taxed; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.

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Gains or losses from equity securities and interest and other could vary from expectations depending on gains or losses on the sale, exchange, change in the fair value or impairments of debt and equity investments; interest rates; cash balances; and changes in fair value of derivative instruments.

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The majority of Intel’s non-marketable equity investment portfolio balance is concentrated in companies in the flash memory market segment, and declines in this market segment or changes in management’s plans with respect to Intel’s investments in this market segment could result in significant impairment charges, impacting restructuring charges as well as gains/losses on equity investments and interest and other.

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Intel's results could be impacted by adverse economic, social, political and physical/infrastructure conditions in countries where Intel, its customers or its suppliers operate, including military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns and fluctuations in currency exchange rates.

•	Intel’s results could be affected by the timing of closing of acquisitions and divestitures.

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Intel's results could be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust and other issues, such as the litigation and regulatory matters described in Intel's SEC reports. An unfavorable ruling could include monetary damages or an injunction prohibiting us from manufacturing or selling one or more products, precluding particular business practices, impacting Intel’s ability to design its products, or requiring other remedies such as compulsory licensing of intellectual property.

A detailed discussion of these and other factors that could affect Intel’s results is included in Intel’s SEC filings, including the report on Form 10-Q for the fiscal quarter ended Sept. 25, 2010.

Intel and the Intel logo are trademarks of Intel Corporation in the United States and other countries.

*Other names and brands may be claimed as the property of others.